Exhibit 99.1

NEWS RELEASE

Diversa Announces Exercise in Full of

Over-Allotment Option by Initial Purchasers

San Diego, CA – March 30, 2007—Diversa Corporation (Nasdaq: DVSA) announced today that the initial purchasers have exercised in full their over-allotment option to purchase an additional $20 million aggregate principal amount of 5.50% Convertible Senior Notes due 2027 (“Convertible Notes”) in connection with Diversa’s previously announced private placement which closed on March 28, 2007. Including the over-allotment notes being purchased, the offering will total $120 million aggregate principal amount of Convertible Notes, resulting in expected net proceeds to Diversa of approximately $115.9 million (after payment of the initial purchasers’ discounts and commissions, but excluding estimated offering expenses).

Diversa intends to use the net proceeds of this offering for continued expansion of its biofuels business, continued investment on product development and commercialization efforts in its specialty enzyme business, and for general corporate purposes, including working capital. Though this offering is not contingent upon Diversa’s pending merger with Celunol Corp. (the “Merger”), if the Merger is successfully consummated, Diversa intends to use a portion of the net proceeds from this offering to fund the operations of the combined company, including the planned construction of a demonstration-scale ethanol facility.

The Convertible Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. None of the Convertible Notes (including any shares of common stock issuable upon conversion thereof) have been registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. Any offers of the securities may be made only by means of a private offering memorandum.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to Diversa’s financing activities and its business, all which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to factors that could affect Diversa’s ability to close the proposed Convertible Note over-allotment exercise and its intended use of proceeds. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

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Contact:

Wendy Kelley

Investor Relations

Diversa Corporation

(858) 526-5437